Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ryon Packer, VP

972.664.8072, rpacker@intrusion.com

INTRUSION INC. ANNOUNCES
FIRST QUARTER RESULTS

First Quarter Orders Total $1.9 Million

Gross Profit Margin Reaches 50%

Richardson, Texas – April 29, 2004 – Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced financial results for the three months ended March 31, 2004.

Orders for the first quarter 2004 were $1.9 million compared to $1.8 million for the fourth quarter 2003 and $1.3 million for the first quarter of 2003, a 40% increase year-to-year and a 5% sequential quarterly increase.  In addition, two orders totaling $0.7 million that were expected in the first quarter were delayed.

Revenue for the first quarter 2004 was $1.3 million compared to $2.0 million for the fourth quarter 2003 and $1.5 million for the first quarter 2003.

Intrusion’s net loss was $1.3 million in the first quarter 2004 compared to $1.5 million in the fourth quarter 2003 and $2.8 million in the first quarter 2003.

Gross profit margin was 50% of revenue in the first quarter of 2004 compared to 49% of revenue in the fourth quarter of 2003 and 32% of revenue in the first quarter of 2003.

As a result of cost reduction efforts, Intrusion’s operating expenses were $1.9 million in the first quarter of 2004, compared to $2.5 million in the fourth quarter of 2003 and $3.3 million in the first quarter of 2003.

As of March 31, 2004, Intrusion reported cash, cash equivalents and short-term investments of $6.3 million, working capital of $5.9 million and no debt.  The increase in cash and cash equivalents was a result of Intrusion’s $5.0 million private placement completed on March 25, 2004, which yielded net proceeds to Intrusion of approximately $4.7 million.

Excluding the impact of the private placement, cash burn rate in the first quarter was $1.1 million compared to  $1.9 million in the fourth quarter 2003.

“We believe our reduction in operating expenses, improved gross margin and reduction in operating loss are evidence that we are heading in the right direction.  We continue to expand our product offerings and prepare for future growth,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

“Historically, the first quarter has been extremely challenging and this year was no different as reflected by our first quarter revenue; however, we expect our increased bookings of new orders to represent an extremely important signal for the future,” Paxton concluded.

During the first quarter, Intrusion announced the second product of its Regulated Information Compliance Systems (RICS) family. This product, the Intrusion SecureNet HCM HIPAA compliance monitor, provides real-time, full-time, full-coverage monitoring for health care providers, pharmaceuticals and pharmacies, insurance companies and medical device manufacturers. The SecureNet HCM is a self-contained system that can be purchased as a Hardware-Appliance or Software-Appliance CD that turns leading servers into network security monitors. The monitors provide low total cost of ownership with a simple and highly productive web browser interface that manages, monitors and maintains the system.

Unlike other solutions that are susceptible to both false positives, or incorrectly flagging network traffic and false negatives, or missing violations, the SecureNet HCM delivers a very high level of accuracy. It is the first RICS solution to use Intrusion’s innovative D3 technology, that exactly matches network traffic to existing electronic Protected Health Information.

Intrusion’s D3 technology is the foundation for SecureNet HCM and other planned RICS solutions to be introduced throughout 2004. D3 allows the monitor to stay in synch with the enterprise’s regulated information, including information that is covered by the Gramm-Leach-Bliley Act and California Senate Bill 1386.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 5, 2004 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 6994227.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of the Intrusion SecureNet™ line of leading network intrusion prevention, intrusion detection and regulated information compliance products, as well as deployment technologies and security services for the information-driven economy. The Intrusion SecureNet™ family of network security products for governments and enterprises help protect critical information assets by quickly detecting, analyzing and responding to attacks and the misuse of classified and regulated information. Associated Intrusion SecureNet™ Intrusion Detection® services provide unique value to governments and enterprises in protecting information assets. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products, our ability to continue to meet operating expenses through current cash flow or additional financings, our ability to obtain additional financing on acceptable terms, the highly competitive market for our products, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-K and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

This release may include various non-GAAP financial measures (as defined by SEC Regulation G).  The Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations for the period presented by eliminating the effects of one-time and other transactions that can distort underlying operational results in order to provide greater comparability of the Company’s quarterly financial performance on a year-to-year basis.  The most directly comparable GAAP financial measures and reconciliation of the differences between the GAAP financial measures can be found in the text of this release and the Company’s Condensed Consolidated Statement of Operations attached to this release.

INTRUSION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)

ASSETS

Current Assets:
Cash and cash equivalents	$5,787	$974
Short-term investments	505	1,705
Accounts receivable, net of allowance for doubtful accounts of $574 in 2004 and $574 in 2003	498	972
Inventories, net	1,481	1,286
Other current assets	402	449
Total current assets	8,673	5,386

Property and equipment, net	234	297
Other assets	77	77
TOTAL ASSETS	$8,984	$5,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,875	$2,188
Deferred revenue	867	788
Total current liabilities	2,742	2,976

Stockholders’ Equity:
Preferred stock, $.01 par value:
Authorized shares 5,000 - 1,000 shares issued and outstanding, net of discount	3,534	—
Common stock, $.01 par value:
Authorized shares 80,000
Issued shares – 5,176 in 2004 and 5,173 in 2003 Outstanding shares – 5,166 in 2004 and 5,163 in 2003	52	52
Common stock held in Treasury, at cost: 10 shares	(362)	(362)
Additional paid-in capital	48,723	47,526
Accumulated deficit	(45,477)	(44,204)
Accumulated other comprehensive loss	(228)	(228)
Total stockholders’ equity	6,242	2,784
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,984	$5,760

INTRUSION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

Revenue	$1,267	$1,963	$1,476
Cost of revenue	637	997	1,004

Gross profit	630	966	472

Operating expenses:
Sales and marketing	960	1,130	1,863
Research and development	601	814	923
General and administrative	264	410	402
Severance costs	96	108	126

Operating loss	(1,291)	(1,496)	(2,842)

Interest income, net	18	25	61

Loss before income taxes	(1,273)	(1,471)	(2,781)
Income tax provision	—	—	—
Net loss	(1,273)	(1,471)	(2,781)
Beneficial conversion feature on preferred stock	(938)	—	—
Net loss attributable to common stockholders	$(2,211)	$(1,471)	$(2,781)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.43)	$(0.28)	$(0.54)
Weighted average shares outstanding
- Basic and Diluted	5,163	5,163	5,162

INTRUSION INC.

Non-GAAP Operating Expenses, Excluding Severance Charges

(In thousands except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

Operating expenses (excluding severance charges):
Sales and marketing	$960	$1,130	$1,863
Research and development	601	814	923
General and administrative	264	410	402

Operating expenses, excluding severance charges	$1,825	$2,354	$3,188